This stock exchange release may not be published or distributed, in whole or in part, directly or indirectly, in or into Canada, Australia, Hong Kong, South Africa, Japan or any other country where such publication or distribution would violate applicable laws or rules or would require additional documents to be completed or registered or require any measure to be undertaken, in addition to the requirements under Finnish law. For further information see “Important notice” below.

YIT Corporation STOCK EXCHANGE RELEASE August 24, 2017 at 08:00 p.m.

The FIN-FSA has approved YIT’s and Lemminkäinen’s merger prospectus and granted exemption from the obligation to publish listing prospectus

YIT Corporation (“YIT”) and Lemminkäinen Corporation (“Lemminkäinen”) announced on June 19, 2017, that the companies’ Boards of Directors have agreed upon the combination of the two companies through a statutory absorption merger pursuant to the Finnish Companies Act whereby Lemminkäinen will be merged into YIT in such a manner that all assets and liabilities of Lemminkäinen would be transferred without a liquidation procedure to YIT (the “Merger”). The shareholders of Lemminkäinen would receive as merger consideration 3.6146 new shares of YIT (the “Merger Consideration Shares”) for each share owned by them in Lemminkäinen. In addition, the Boards of Directors of YIT and Lemminkäinen proposed on July 27, 2017 that the Extraordinary General Meetings of YIT and Lemminkäinen, both convened to be held on September 12, 2017, resolve upon the Merger as set forth in the merger plan.

The Finnish Financial Supervisory Authority has today, August 24, 2017, approved the Finnish language Merger Prospectus, which has been prepared in order to issue Merger Consideration Shares to the shareholders of Lemminkäinen (the “Merger Prospectus”). The Finnish language Merger Prospectus and the English language offering circular are available as of August 25, 2017 at www.yitgroup.com/en/investors/merger and at www.lemminkainen.com/merger. In addition, the Finnish language Merger Prospectus and the English language offering circular are available approximately on August 28, 2017 as printed copies at the offices of YIT at Panuntie 11, FI-00620 Helsinki, Finland, at the offices of Lemminkäinen at Salmisaarenaukio 2, FI-00180 Helsinki, Finland and at the reception of the Helsinki Stock Exchange at Fabianinkatu 14, FI-00100 Helsinki, Finland.

The Merger Prospectus contains the following previously unpublished information in relation to the Merger and YIT (any capitalized terms used in the annexes and not defined therein shall have the meanings assigned to them in the Merger Prospectus):

-	Unaudited pro forma financial information

The unaudited pro forma financial information included in the Merger Prospectus is attached as Annex 1 to this stock exchange release

-	Additional details on financing of the combined company

Additional details on the new financing arrangements in connection with the Merger and certain other financial arrangements included in the Merger Prospectus are attached as Annex 2 to this stock exchange release.

The Finnish Financial Supervisory Authority has today, August 24, 2017, granted an exemption to YIT from the obligation to publish listing prospectus in order to list the Merger Consideration Shares on the official list of Nasdaq Helsinki in connection with the execution of the Merger. The exemption requires that YIT will keep available to the public, together with the Merger Prospectus approved on August 24, 2017, all such decisions and factors relating to business operations disclosed by YIT and Lemminkäinen following the publication of the Merger Prospectus that may have a material effect on the value of the securities of YIT or Lemminkäinen.

For further information, please contact

YIT Corporation

Kari Kauniskangas
CEO
tel. +358 40 570 1313
kari.kauniskangas@yit.fi

Esa Neuvonen
Chief Financial Officer
tel. +358 40 500 1003
esa.neuvonen@yit.fi

Hanna Jaakkola
Vice President, Investor Relations
tel. +358 5666 070
hanna.jaakkola@yit.fi

Hanna Malmivaara
Vice President, Communications of YIT
tel. +358 40 561 6568
hanna.malmivaara@yit.fi

YIT Press Desk
tel. +358 44 743 7536
press@yit.fi

Distribution: Nasdaq Helsinki, major media, www.yitgroup.com

YIT and Lemminkäinen in brief

YIT creates better living environment by developing and constructing housing, business premises, infrastructure and entire areas. Our vision is to bring more life in sustainable cities. We want to focus on caring for customer, visionary urban development, passionate execution and inspiring leadership. Our growth engine is urban development involving partners. Our operating area covers Finland, Russia, the Baltic countries, the Czech Republic, Slovakia and Poland. In 2016, our revenue amounted to nearly EUR 1.7 billion, and we employ about 5,300 employees. Our share is listed on Nasdaq Helsinki. www.yitgroup.com

Lemminkäinen is an expert in complex infrastructure construction and building construction in Northern Europe and one of the largest paving companies in its market. Together with our customers and the 4,700 professionals we employ, we build a sustainable society. In 2016, our net sales were EUR 1.7 billion. Lemminkäinen Corporation’s share is quoted on Nasdaq Helsinki Ltd. www.lemminkainen.com

IMPORTANT NOTICE

The distribution of this release may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restrictions. The information contained herein is not for publication or distribution, directly or indirectly, in or into Canada, Australia, Hong Kong, South Africa or Japan. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. This release is not directed to, and is not intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality, state, country or other jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction.

This release does not constitute a notice to an EGM or a Merger Prospectus and as such, does not constitute or form part of and should not be construed as, an offer to sell, or the solicitation or invitation of any offer to buy, acquire or subscribe for, any securities or an inducement to enter into investment activity. Any decision with respect to the proposed statutory absorption Merger of Lemminkäinen into YIT should be made solely on the basis of information that will be contained in the actual notices to the EGM of YIT and Lemminkäinen, as applicable, and the Merger Prospectus related to the Merger as well as on an independent analysis of the information contained therein. You should consult the Merger Prospectus for more complete information about YIT, Lemminkäinen, their respective subsidiaries, their respective securities and the Merger.

No part of this release, nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever. The information contained in this release has not been independently verified. No representation, warranty or undertaking, expressed or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. Neither YIT nor Lemminkäinen, nor any of their respective affiliates, advisors or representatives or any other person, shall have any liability whatsoever (in negligence or otherwise) for any loss however arising from any use of this release or its contents or otherwise arising in connection with this release. Each person must rely on their own examination and analysis of YIT, Lemminkäinen, their respective subsidiaries, their respective securities and the Merger, including the merits and risks involved.

This release includes “forward-looking statements”. These statements may not be based on historical facts, but are statements about future expectations. When used in this release, the words “aims,” “anticipates,” “assumes,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “should,” “will,” “would” and similar expressions as they relate to YIT, Lemminkäinen, the Merger or the combination of the business operations of YIT and Lemminkäinen identify certain of these forward-looking statements. Other forward-looking statements can be identified in the context in which the statements are made. Forward-looking statements are set forth in a number of places in this release, including wherever this release include information on the future results, plans and expectations with regard to the combined company’s business, including its strategic plans and plans on growth and profitability, and the general economic conditions. These forward-looking statements are based on present plans, estimates, projections and expectations and are not guarantees of future performance. They are based on certain expectations, which, even though they seem to be reasonable at present, may turn out to be incorrect. Such forward-looking statements are based on assumptions and are subject to various risks and uncertainties. Shareholders should not rely on these forward-looking statements. Numerous factors may cause the actual results of operations or financial condition of the combined company to differ materially from those expressed or implied in the forward-looking statements. Neither YIT nor Lemminkäinen, nor any of their respective affiliates, advisors or representatives or any other person undertakes any obligation to review or confirm or to release publicly any revisions to any forward-looking statements to reflect events that occur or circumstances that arise after the date of this release.

This release includes estimates relating to the synergy benefits expected to arise from the Merger and the combination of the business operations of YIT and Lemminkäinen as well as the related integration costs, which have been prepared by YIT and Lemminkäinen and are based on a number of assumptions and judgments. Such estimates present the expected future impact of the Merger and the combination of the business operations of YIT and Lemminkäinen on the combined company’s business, financial condition and results of operations. The assumptions relating to the estimated synergy benefits and related integration costs are inherently uncertain and are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause the actual cost synergy benefits from the Merger and the combination of the business operations of YIT and Lemminkäinen, if any, and related integration costs to differ materially from the estimates in this release. Further, there can be no certainty that the Merger will be completed in the manner and timeframe described in this release, or at all.

Notice to Lemminkäinen Shareholders in the United States

The YIT shares to be issued in connection with the Merger have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and are being issued in reliance on the exemption from registration set forth in Rule 802 under the Securities Act.

YIT and Lemminkäinen are Finnish companies and the issuance of YIT shares will be subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any financial statements or other financial information included in this release may have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

It may be difficult for U.S. shareholders of Lemminkäinen to enforce their rights and any claims they may have arising under U.S. federal securities laws in connection with the Merger, since YIT and Lemminkäinen are located in non-U.S. jurisdictions, and some or all of YIT’s and Lemminkäinen’s officers and directors may be residents of countries other than the United States. As a result, U.S. shareholders of Lemminkäinen may not be able to sue YIT or Lemminkäinen or their respective officers and directors in a court in Finland for violations of U.S. federal securities laws. Further, it may be difficult to compel YIT or Lemminkäinen to subject themselves to the jurisdiction or judgment of a U.S. court.

Lemminkäinen’s shareholders should be aware that YIT may purchase Lemminkäinen’s shares otherwise than under the Merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed merger.

Notice to Shareholders in the United Kingdom

This release, the Merger Prospectus and the English language offering circular (“Offering Circular”) are for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 43 of the Financial Promotion Order (for example as shareholders in Lemminkäinen entitled to receive the Merger Consideration Shares pursuant to the Finnish Companies Act (21.7.2006/624, as amended)), (iii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iv) are outside the United Kingdom, or (v) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the Merger Consideration Shares may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). The release, the Merger Prospectus and the Offering Circular are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which these documents relate are available only to relevant persons and will be engaged in only with relevant persons.

Notice to Shareholders in the European Economic Area

The Offering Circular has been prepared on the basis that any offer of the merger consideration shares in any Member State of the European Economic Area (“EEA”) other than offers (the “Permitted Public Offers”) which are made prior to the Effective Date (as defined in the Offering Circular), and which are contemplated in the Offering Circular in Finland once the Finnish language Merger Prospectus has been approved by the competent authority in Finland and published in accordance with the Prospectus Directive, and in respect of which YIT has consented in writing to the use of the Offering Circular, will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the merger consideration shares. Accordingly any person making or intending to make an offer in that Member State of the merger consideration shares which are the subject of the offer contemplated in the Offering Circular, other than the Permitted Public Offers, may only do so in circumstances in which no obligation arises for YIT to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. YIT has not authorised, nor does it authorise, the making of any offer (other than Permitted Public Offers) of the merger consideration shares in circumstances in which an obligation arises for YIT to publish or supplement a prospectus for such offer.

In relation to each Member State of the EEA, with effect from and including the date on which the Prospectus Directive was implemented in that Member State (the “Relevant Implementation Date”) no offer has been made and will not be made (other than a Permitted Public Offer) of the merger consideration shares which are the subject of the offering contemplated by the Offering Circular to the public in that Member State, except that, with effect from and including the Relevant Implementation Date, an offer of such merger consideration shares is made to the public in that Member State:

a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b)
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of YIT for any such offer; or

c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no offer of the merger consideration shares is made which would require YIT to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

The expression an offer of the merger consideration shares to the public in relation to any merger consideration shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the merger consideration shares to be offered so as to enable an investor to decide to purchase or subscribe to the merger consideration shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

The expression “Prospectus Directive” means Directive 2003/71/EC (as amended), and includes any relevant implementing measure in the EEA Member State concerned.

ANNEX 1

Unaudited pro forma financial information

The following unaudited pro forma combined financial information (the “Unaudited Pro Forma Financial Information”) is presented for illustrative purposes only to give effect to the merger of YIT and Lemminkäinen. The Unaudited Pro Forma Financial Information is prepared based on the historical financial information of YIT and Lemminkäinen presented in accordance with IFRS. For additional information on the historical results and financial position of YIT or Lemminkäinen, refer to the audited historical consolidated financial information and the unaudited half-year financial reports of YIT and Lemminkäinen incorporated by reference into the Offering Circular.

Merger of YIT and Lemminkäinen

The Boards of Directors of YIT and Lemminkäinen have, on July 27, 2017, proposed that the Extraordinary General Meetings of YIT and Lemminkäinen, both convened to be held on September 12, 2017, would resolve on the Merger as set forth in the Merger Plan. The completion of the Merger is subject to, inter alia, approval by the Extraordinary General Meetings of YIT and Lemminkäinen, merger control approvals by the relevant competition authorities, fulfilment of other conditions to completion set forth in the Combination Agreement and the Merger Plan, or to the extent permitted by applicable law, waiver of such conditions. Furthermore, it is required for the completion of the Merger that the Combination Agreement has not been terminated in accordance with its provisions, and that the execution of the Merger is registered with the Trade Register. Lemminkäinen will automatically dissolve on the Effective Date.

In connection with the proposed merger, YIT has received a financing commitment for the Merger from Nordea and Danske Bank.

The execution of the Merger is intended to be registered with the Trade Register on or about November 1, 2017, or on January 1, 2018, at latest, as possible (i.e. on the Effective Date), provided that the conditions for the completion of the Merger have been fulfilled or duly waived.

Basis of presentation

The Merger will be accounted for as a business combination at consolidation using the acquisition method of accounting under the provisions of IFRS 3, Business Combinations (“IFRS 3”) with YIT determined as the acquirer of Lemminkäinen. The acquisition method of accounting applies the fair value concepts defined in IFRS 13, Fair Value Measurement (“IFRS 13”), and requires, among other things, that the identifiable assets acquired and liabilities assumed in a business combination are recognised at their fair values as of the acquisition date, with any excess of the purchase consideration over the fair value of identifiable net assets acquired recognised as goodwill. The purchase price calculation presented herein has been made solely for the purpose of preparing this Unaudited Pro Forma Financial Information. The Unaudited Pro Forma Financial Information has been prepared in accordance with the Annex II to the Commission Regulation (EU) No 809/2004, as amended and on a basis consistent with the accounting principles applied by YIT in its consolidated financial statements. The Unaudited Pro Forma Financial Information has not been compiled in accordance with Article 11 of Regulation S-X under the Securities Act or the guidelines established by the American Institute of Certified Public Accountants.

The Unaudited Pro Forma Financial Information is derived from (a) the audited consolidated financial statements of YIT for the year ended December 31, 2016 (b) the unaudited half-year financial report of YIT as at and for the six months ended June 30, 2017 (c) the audited consolidated financial statements of Lemminkäinen for the year ended December 31, 2016 and (d) the unaudited half-year financial report of Lemminkäinen as at and for the six months ended June 30, 2017. In the following tables this information is labelled as “historical”.

The unaudited pro forma combined statement of financial position as at June 30, 2017 gives effect to the Merger as if it had occurred on that date. The unaudited pro forma combined statements of income for the six months ended June 30, 2017 and for the year ended December 31, 2016 give effect to the Merger as if it had occurred on January 1, 2016.

The Unaudited Pro Forma Financial Information reflects adjustments to historical financial information to give pro forma effect to events that are directly attributable to the Merger and which are factually supportable. The Unaudited Pro Forma Financial Information and explanatory notes present how YIT’s statements of income and statement of financial position may have appeared had the businesses actually been combined and had YIT’s capital structure reflected the Merger as of the dates noted above.

YIT has performed a preliminary alignment of Lemminkäinen’s accounting policies to ensure comparability in the Unaudited Pro Forma Financial Information. Based on the information available at this time, YIT is not aware of any accounting policy differences that could have a material impact on the Unaudited Pro Forma Financial Information. However, certain reclassifications have been made to amounts reflected in Lemminkäinen’s historical financial information to align with YIT’s presentation as described further in Note 1 to the Unaudited Pro Forma Financial Information. Upon the completion of the Merger, YIT will conduct a detailed review of Lemminkäinen’s accounting policies and estimates applied. As a result of that review, YIT may identify additional accounting policy differences between the two companies that, when conformed, could have further impact on the Combined Company’s financial information. Also, the accounting policies to be applied by the Combined Company in the future may differ from the accounting policies applied in the Unaudited Pro Forma Financial Information.

The Unaudited Pro Forma Financial Information reflects the application of pro forma adjustments that are preliminary and which are based upon available information and certain assumptions, described in the accompanying notes to the Unaudited Pro Forma Financial Information below and, that management believes are reasonable under the circumstances. Actual results of the Merger may materially differ from the assumptions used in the Unaudited Pro Forma Financial Information. The Unaudited Pro Forma Financial Information has been prepared by management for illustrative purposes only and, because of its nature, it addresses a hypothetical situation, and therefore does not represent the actual financial position or results of the YIT’s operations that would have been realised had the Merger occurred as of the dates indicated, nor is it meant to be indicative of any anticipated financial position or future results of operations that YIT may experience going forward. In addition, the accompanying unaudited pro forma combined statement of income do not reflect any expected cost savings, synergy benefits or future integration costs that are expected to be generated or may be incurred as a result of the Merger.

All amounts presented are in millions of euros unless otherwise noted. The Unaudited Pro Forma Financial Information set forth herein has been rounded. Accordingly, in certain instances, the sum of the numbers in a column or row may not conform exactly to the total amount given for that column or row.

Unaudited Pro Forma Combined Statement of Financial Position as at June 30, 2017

(EUR in millions)	YIT historical	Lemminkäinen historical	Merger (Note 2)	Combined Company pro forma
Assets
Non-current assets
Property, plant and equipment	55.0	139.1	18.8	212.9
Goodwill	8.1	53.2	327.9	389.2
Other intangible assets	12.3	8.5	51.1	71.9
Investments in associated companies and joint ventures	81.9	4.1	-	86.0
Available-for-sale financial assets	0.4	1.9	-	2.3
Interests-bearing receivables	39.9	-	-	39.9
Other receivables	2.6	0.9	1.1	4.5
Deferred tax assets	52.8	33.5	-24.3	62.0
Total non-current assets	253.1	241.2	374.5	868.7
Current assets
Inventories	1,701.9	392.1	29.3	2,123.2
Trade and other receivables	219.0	327.5	-1.9	544.5
Income tax receivables	5.3	1.1	-	6.4
Cash and cash equivalents	35.3	56.2	-14.5	77.1
Total current assets	1,961.5	776.9	12.9	2,751.3
Total assets	2,214.5	1,018.0	387.5	3,620.0

Equity and liabilities
Total equity attributable to the equity holders of the parent company	533.4	294.3	294.9	1,122.6
Non-controlling interest	-	0.0	-	0.0
Total equity	533.4	294.3	294.9	1,122.6
Non-current liabilities
Deferred tax liabilities	14.4	9.8	10.8	35.0
Pension obligations	2.1	-	-	2.1
Provisions	46.6	19.9	33.3	99.9
Borrowings	268.5	119.2	7.5	395.2
Other liabilities	53.2	0.1	-	53.3
Total non-current liabilities	384.8	149.0	51.6	585.4
Current liabilities
Advances received	476.5	170.0	-	646.4
Trade and other payables	402.8	297.7	3.3	703.8
Income tax liabilities	6.1	1.3	-	7.4
Provisions	31.0	11.9	-	42.9
Borrowings	380.0	93.8	37.7	511.5
Total current liabilities	1,296.4	574.7	41.0	1,912.0
Total liabilities	1,681.2	723.7	92.6	2,497.4
Total equity and liabilities	2,214.5	1,018.0	387.5	3,620.0

Refer to accompanying notes to Unaudited Pro Forma Financial Information

Unaudited Pro Forma Combined Statement of Income for the six months ended June 30, 2017

(EUR in millions, unless otherwise indicated)	YIT historical	Lemminkäinen reclassified (Note 1)	Merger (Note 2)	Note	Combined Company pro forma
Revenue	961.2	720.5	-2.3	2a	1,679.4
Other operating income	5.0	4.7	-		9.7
Change in inventories of finished goods and work in progress	-0.1	17.2	-		17.2
Production for own use	0.4	0.2	-		0.6
Materials and supplies	-158.1	-194.1	-5.0	2a	-357.2
External services	-488.2	-332.8	-		-821.0
Personnel expenses	-140.1	-139.3	0.3	2a	-279.1
Other operating expenses	-147.1	-80.4	2.9	2b	-224.7
Share of results in associated companies and joint ventures	-0.2	-0.7	-		-0.9
Depreciation, amortisation and impairment	-6.9	-12.8	-6.0	2a	-25.8
Operating profit	25.8	-17.4	-10.2		-1.8
Financial income and expenses, total	-6.7	-7.9	2.1	2c	-12.5
Result before taxes	19.2	-25.4	-8.1		-14.3
Income taxes	-4.4	4.4	1.7		1.7
Result for the period	14.8	-21.0	-6.5		-12.6

Attributable to
Equity holders of the parent company	14.8	-21.0	-6.5		-12.6
Non-controlling interest	-	0.0	-		0.0

Earnings per share for profit attributable to the equity holders of the parent company
Basic, EUR	0.12				-0.06
Diluted, EUR	0.12				-0.06

Weighted average number of shares outstanding
Basic, thousand shares	125,643				209,519
Diluted, thousand shares	127,549				211,903

Refer to accompanying notes to Unaudited Pro Forma Financial Information

Unaudited Pro Forma Combined Statement of Income for the year ended December 31, 2016

(EUR in millions, unless otherwise indicated)	YIT historical (audited)	Lemminkäinen reclassified (Note 1)	Merger (Note 2)	Note	Combined Company pro forma
Revenue	1,678.3	1,719.7	-11.0	2a	3,387.0
Other operating income	12.8	43.6	-		56.5
Change in inventories of finished goods and work in progress	13.0	-31.2	-		-18.3
Production for own use	0.3	0.1	-		0.4
Materials and supplies	-245.2	-426.2	-3.6	2a	-675.0
External services	-892.4	-732.8	-		-1,625.1
Personnel expenses	-250.3	-303.1	-0.0	2a	-553.4
Other operating expenses	-281.7	-170.9	-12.0	2b	-464.6
Share of results in associated companies and joint ventures	-0.6	1.5	-		0.8
Depreciation, amortisation and impairment	-16.5	-34.5	-12.1	2a	-63.1
Operating profit	17.7	66.3	-38.7		45.3
Financial income and expenses, total	-20.1	-17.0	2.9	2c	-34.3
Result before taxes	-2.5	49.2	-35.9		11.0
Income taxes	-4.7	-11.2	7.3		-8.6
Result for the period	-7.1	38.0	-28.6		2.4

Attributable to
Equity holders of the parent company	-7.1	38.0	-28.6		2.4
Non-controlling interest	-	0.0	-		0.0

Earnings per share for profit attributable to the equity holders of the parent company
Basic, EUR	-0.06				0.01
Diluted, EUR	-0.06				0.01

Weighted average number of shares outstanding
Basic, thousand shares	125,577				209,453
Diluted, thousand shares	127,366				211,720

Refer to accompanying notes to Unaudited Pro Forma Financial Information

Notes to Unaudited Pro Forma Financial Information

Tabular amounts in millions of euros, unless noted otherwise.

1)	Alignment of Lemminkäinen’s financial information with YIT’s presentation

Certain reclassifications have been made to align Lemminkäinen’s historical financial information with YIT’s financial statement presentation. Upon completion of the Merger, YIT will conduct a detailed review of Lemminkäinen’s financial statement presentation. As a result of that review, YIT may identify additional presentation differences between the two companies that, when conformed, could have further impact on the presentation of the Combined Company’s financial information.

The following reclassifications have been made to align Lemminkäinen’s historical statement of income for the six months ended June 30, 2017 with YIT’s statement of income presentation:

	For the six months ended June 30, 2017
(EUR in millions)	Lemminkäinen historical	Reclassifications	Note	Lemminkäinen reclassified
Revenue (Net sales)	706.3	14.2	(i)	720.5
Use of materials and services	-526.9	526.9	(ii)	-
Materials and supplies	-	-194.1	(ii)	-194.1
External services	-	-332.8	(ii)	-332.8
Other operating expenses	-65.8	-14.7	(i),(iv)	-80.4
Impairment	-0.2	0.2	(iii)	-
Depreciation and amortisation	-12.6	12.6	(iii)	-
Depreciation, amortisation and impairment	-	-12.8	(iii)	-12.8
Operating profit	-17.0	-0.4	(iv)	-17.4
Financial income and expenses, total	-8.4	0.4	(iv)	-7.9

(i)	Reclassification of EUR 14.2 million from Revenue to Other operating expenses.

(ii)	Reclassification of EUR 526.9 million from Use of materials and services to Materials and supplies (EUR 194.1 million) and External services (EUR 332.8 million).

(iii)	Reclassification of EUR 0.2 million from Impairment and EUR 12.6 million from Depreciation and amortisation to Depreciation, amortisation and impairment (EUR 12.8 million).

(iv)	Reclassification of EUR 0.4 million from Financial income and expenses, total to Other operating expenses.

The following reclassifications have been made to align Lemminkäinen’s historical statement of income for the year ended December 31, 2016 with YIT’s statement of income presentation:

	For the year ended December 31, 2016
(EUR in millions)	Lemminkäinen historical (audited)	Reclassifications	Note	Lemminkäinen reclassified
Revenue (Net sales)	1,682.7	37.0	(i)	1,719.7
Use of materials and services	-1,158.9	1,158.9	(ii)	-
Materials and supplies	-	-426.2	(ii)	-426.2
External services	-	-732.8	(ii)	-732.8
Other operating expenses	-132.6	-38.3	(i),(iv)	-170.9
Impairment	-0.2	0.2	(iii)	-
Depreciation and amortisation	-34.3	34.3	(iii)	-
Depreciation, amortisation and impairment	-	-34.5	(iii)	-34.5
Operating profit	67.6	-1.3	(iv)	66.3
Financial income and expenses, total	-18.4	1.3	(iv)	-17.0

(i)	Reclassification of EUR 37.0 million from Revenue to Other operating expenses.

(ii)	Reclassification of EUR 1,158.9 million from Use of materials and services to Materials and supplies (EUR 426.2 million) and External services (EUR 732.8 million).

(iii)	Reclassification of EUR 0.2 million from Impairment and EUR 34.3 million from Depreciation and amortisation to Depreciation, amortisation and impairment (EUR 34.5 million).

(iv)	Reclassification of EUR 1.3 million from Financial income and expenses, total to Other operating expenses.

2)	The Merger

The following pro forma adjustments give effect to the Merger on the unaudited pro forma combined statement of financial position as at June 30, 2017.

(EUR in millions)	2a) Preliminary purchase price allocation	2b) Transaction costs	2c) New Financing Agreements	Merger in total
Assets
Non-current assets
Property, plant and equipment	18.8	-	-	18.8
Goodwill	327.9	-	-	327.9
Other intangible assets	51.1	-	-	51.1
Investments in associated companies and joint ventures	-	-	-	-
Available-for-sale financial assets	-	-	-	-
Interests-bearing receivables	-	-	-	-
Other receivables	-	-	1.1	1.1
Deferred tax assets	-24.6	0.3	-	-24.3
Total non-current assets	373.2	0.3	1.1	374.5
Current assets
Inventories	29.3	-	-	29.3
Trade and other receivables	-1.2	-	-0.7	-1.9
Income tax receivables	-	-	-	-
Cash and cash equivalents	-	-10.4	-4.0	-14.5
Total current assets	28.1	-10.4	-4.7	12.9
Total assets	401.3	-10.2	-3.6	387.5
Equity and liabilities
Total equity attributable to the equity holders of the parent company	308.7(¹)	-10.2	-3.6	294.9
Non-controlling interest	-	-	-	-
Total equity	308.7	-10.2	-3.6	294.9
Non-current liabilities
Deferred tax liabilities	10.8	-	-	10.8
Pension obligations	-	-	-	-
Provisions	33.3	-	-	33.3
Borrowings	7.5	-	-	7.5
Other liabilities	-	-	-	-
Total non-current liabilities	51.6	-	-	51.6
Current liabilities
Advances received	-	-	-	-
Trade and other payables	3.3	-	-	3.3
Income tax liabilities	-	-	-	-
Provisions	-	-	-	-
Borrowings	37.7	-	-	37.7
Total current liabilities	41.0	-	-	41.0
Total liabilities	92.6	-	-	92.6
Total equity and liabilities	401.3	-10.2	-3.6	387.5

(¹) The following illustrates the pro forma adjustments of the preliminary purchase price allocation affecting the pro forma equity attributable to owners of the parent:

(EUR in millions)	Reclassification of the hybrid bond to current borrowings (2a)(viii)	Elimination of Lemminkäinen’s equity	Preliminary estimate of the fair value of the purchase consideration	2a) Preliminary purchase price allocation in total
Share capital	-	-34.0	0.5	-33.5
Hybrid bond	-34.8	-	-	-34.8
Other reserves and retained earnings	-	-225.4	602.5	377.1
Total equity attributable to the equity holders of the parent company	-34.8	-259.5	603.0	308.7

2 a) Preliminary purchase price allocation to acquired assets and assumed liabilities

The Merger will be accounted using the acquisition method of accounting where YIT acquires Lemminkäinen. Under the acquisition method of accounting, purchase consideration is allocated to assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The excess of the estimated preliminary purchase consideration over the estimated fair value of the identifiable net assets acquired will be allocated to goodwill in this Unaudited Pro Forma Financial Information.

Preliminary estimate of the fair value of the purchase consideration

The preliminary estimate of the purchase consideration transferred to acquire Lemminkäinen as if the acquisition of Lemminkäinen occurred on June 30, 2017:

Preliminary estimate of purchase consideration	Note	EUR in million
Preliminary fair value estimate of YIT equity issued as the Merger Consideration Shares	(i)	601.8
Estimated fair value of the long-term incentive program of Lemminkäinen allocated to pre-combination services	(ii)	1.2
Total		603.0

The preliminary fair value estimate of purchase consideration has been calculated based on the following assumptions:

(i)
The purchase consideration is determined based on the fair value of the Merger Consideration Shares. The total number of the Merger Consideration Shares to be issued is expected to be 83,876,431 shares (excluding the treasury shares held by Lemminkäinen and assuming that none of the shareholders of Lemminkäinen demands redemption of his or her shares at the EGM of Lemminkäinen deciding on the Merger) with an aggregate fair value of EUR 601.8 million based on the July 31, 2017 closing price of EUR 7.175 of the YIT share on Nasdaq Helsinki, corresponding to the preliminary estimate of the purchase consideration used for the Unaudited Pro Forma Financial Information.

Lemminkäinen’s shareholders will receive as merger consideration 3.6146 Merger Consideration Shares for each share in Lemminkäinen owned by them. The Merger Consideration settled in shares will be recorded in non-restricted equity of YIT with the exception of the increase in share capital amounting to EUR 0.5 million.

(ii)
Following the completion of the Merger, the unsettled share-based rewards earned under Lemminkäinen’s long-term incentive plan for earning periods 2016 and 2017 shall be settled in YIT’s shares using the exchange ratio of 3.6146 set out in the Merger Plan and otherwise in accordance with the terms of the incentive plan. The long-term incentive plan for earning periods 2016 and 2017 will have ongoing service and performance obligations subsequent to the Merger. The reward is assumed to amount to 430 thousand YIT’s shares and the fair value of the reward has been calculated using the July 31, 2017 closing price of EUR 7.175 of the YIT share on Nasdaq Helsinki totalling EUR 3.1 million. The portion of the reward to be settled in YIT’s shares is accounted for as purchase consideration to the degree to which the rewards have been earned at the date of the acquisition, totalling EUR 1.2 million. The allocation of the fair value of long-term incentive program between pre-combination and post-combination services reflected with in this Unaudited Pro Forma Financial Information is based on preliminary estimates and, accordingly, the final purchase consideration determined at the Effective Date will likely result in differences.

The preliminary purchase consideration reflected in the Unaudited Pro Forma Financial Information does not purport to represent the actual consideration to be transferred upon the completion of the Merger. In accordance with IFRS, the fair value of the Merger Consideration Shares to be issued by YIT corresponding to the purchase consideration transferred in the acquisition will be measured on the Effective Date at the then-current market price (fair value) of the YIT share. This requirement will likely result in a purchase consideration different from the amount used in the Unaudited Pro Forma Financial Information and that difference may be material. A change of five percent per share in the YIT share price would increase or decrease the purchase consideration expected to be transferred by approximately EUR 30.1 million, which would be reflected in the Unaudited Pro Forma Financial Information as an increase or decrease to goodwill.

Assets acquired and liabilities assumed in connection with the Merger

YIT has made a preliminary allocation of the preliminary purchase consideration, which is based upon estimates that are believed to be reasonable. As at the date of the Offering Circular, YIT has not completed all of the detailed valuation studies necessary to arrive at the required estimates of fair value for all of Lemminkäinen’s assets to be acquired and liabilities to be assumed. Upon the completion of the Merger, YIT will conduct a detailed valuation of all assets and liabilities as of the acquisition date at which point the fair value of acquired assets and assumed liabilities may materially differ from the amounts presented herein. Lemminkäinen’s unaudited consolidated statement of financial position information as at June 30, 2017 was used in the preliminary purchase price allocation presented below and accordingly, the final fair values will be determined on the basis of assets acquired and liabilities assumed at the Effective Date.

The net assets acquired and the preliminary purchase price allocation are detailed as follows:

(EUR in millions)	Lemminkäinen historical	Preliminary purchase price allocation	Note	Acquired assets and assumed liabilities at fair value
Property, plant and equipment	139.1	18.8	(i)	157.9
Goodwill	53.2	327.9	(ii)	381.1
Other intangible assets	8.5	51.1	(iii)	59.6
Investments in associated companies and joint ventures	4.1	-		4.1
Available-for-sale financial assets	1.9	-		1.9
Interests-bearing receivables	-	-		-
Other receivables	0.9	-		0.9
Deferred tax assets	33.5	-24.6	(iv)	9.0
Total non-current assets	241.2	373.2		614.4
Inventories	392.1	29.3	(v)	421.4
Trade and other receivables	327.5	-1.2	(ix)	326.2
Income tax receivables	1.1	-		1.1
Cash and cash equivalents	56.2	-		56.2
Total current assets	776.9	28.1		804.9
Total assets	1,018.0	401.3		1,419.3
Deferred tax liabilities	9.8	10.8	(vi)	20.6
Pension obligations	-	-		-
Provisions	19.9	33.3	(vii)	53.2
Borrowings	119.2	7.5	(viii)	126.7
Other liabilities	0.1	-		0.1
Total non-current liabilities	149.0	51.6		200.6
Advances received	170.0	-		170.0
Trade and other payables	297.7	3.3	(ix)	301.0
Income tax liabilities	1.3	-		1.3
Provisions	11.9	-		11.9
Borrowings	93.8	37.7	(viii)	131.5
Total current liabilities	574.7	41.0		615.6
Total liabilities	723.7	92.6		816.3
Net assets acquired (excluding goodwill)				221.9
Non-controlling interest				0.0
Preliminary estimate of purchase consideration				603.0
Goodwill				381.1

Fair valuation of assets and liabilities

(i)
A preliminary fair value adjustment of EUR 18.8 million has been recorded to Property, plant and equipment in the unaudited pro forma combined statement of financial position as at June 30, 2017 to reflect the fair value of acquired assets of EUR 157.9 million. The fair value adjustment mainly relates to industrial properties in Finland, asphalt plants and paving equipment and mineral aggregate deposits.

Based on the preliminary valuation, additional depreciation expense of EUR 0.8 million has been recorded to the unaudited pro forma combined statement of income for the six months ended June 30, 2017 and EUR 1.6 million for the year ended December 31, 2016. The remaining depreciation period for the acquired Property, plant and equipment adjusted for fair value is estimated to be between 9-25 years.

(ii)
The goodwill recognized in the unaudited pro forma combined statement of financial position as at June 30, 2017 represents the excess of the preliminary purchase consideration transferred over the preliminary fair value of identifiable net assets acquired. The preliminary goodwill amount of EUR 381.1 million arising in the combination is mainly attributable to synergies and assembled workforce. YIT expects that the goodwill will not be deductible for tax purposes.

For pro forma presentation purposes, the difference of EUR 327.9 million between Lemminkäinen’s existing goodwill of EUR 53.2 million and the preliminary goodwill amount arising in the combination of EUR 381.1 million is adjusted in the unaudited pro forma combined statement of financial position.

(iii)
The preliminary fair values of other intangible assets have been determined primarily through the use of the “income approach” which requires an estimate or forecast of expected future cash flows. Either the multi-period excess earnings method or the relief-from-royalty method has been used as the income based valuation method. The following table sets forth the preliminary fair value adjustments of the identifiable other intangible assets, estimated average useful lives representing the amortisation periods and estimated amortisation for the periods presented in this Unaudited Pro Forma Financial Information:

			Estimated amortisation
(EUR in millions)	Fair value adjustment	Useful life	For the six months ended June 30, 2017	For the year ended December 31, 2016
Customer related intangibles	21.4	5-15 years	1.3	2.6
Marketing related intangibles	16.1	15 years	0.5	1.1
Contract based intangibles	13.6	2 years	3.4	6.8
Total	51.1		5.3	10.5

Customer related intangibles represent the fair value of the customer agreements and underlying relationships with Lemminkäinen’s customers. Based on the preliminary valuation, amortisation expense of EUR 1.3 million has been recorded to the unaudited pro forma combined statement of income for the six months ended June 30, 2017 and EUR 2.6 million for the year ended December 31, 2016.

Marketing related intangibles represents the fair value of Lemminkäinen’s brand portfolio. Based on the preliminary valuation, amortisation expense of EUR 0.5 million has been recorded to the unaudited pro forma combined statement of income for the six months ended June 30, 2017 and EUR 1.1 million for the year ended December 31, 2016.

Contract based intangibles represents the fair value Lemminkäinen’s order backlog. Based on the preliminary valuation, amortisation expense of EUR 3.4 million has been recorded to the unaudited pro forma combined statement of income for the six months ended June 30, 2017 and EUR 6.8 million for the year ended December 31, 2016.

(iv)
The adjustment of EUR 24.6 million reflects the recognition of the non-current deferred tax asset on the tax loss carryforwards to the amount that there is sufficient taxable temporary differences or there is convincing evidence that the tax loss carryforwards can be utilized in the Combined Company. The tax loss carryforwards in the parent company in Finland will not be available under currently enacted tax laws applying to the change of control as of and at June 30, 2017.

(v)
A preliminary fair value adjustment of EUR 29.3 million has been recorded to inventories in the unaudited pro forma combined statement of financial position as at June 30, 2017 to reflect the preliminary fair value of acquired inventories of EUR 421.4 million. YIT expects that the acquired inventory will turn-over within 24 months and accordingly, the fair value adjustment of EUR 14.7 million has been recorded to the unaudited pro forma combined statement of income as an expense for the year ended December 31, 2016 and EUR 7.3 million for the six months ended June 30, 2017.  This adjustment will not have a continuing impact on the Combined Company’s results or financial position.

(vi)
Represents the estimated non-current deferred tax liability related to the fair value adjustments reflected in the unaudited pro forma combined statement of financial position (excluding adjustments related to goodwill, which is assumed to be non-deductible). The deferred tax assets and liabilities related to fair value adjustments have been offset as they relate to income taxes on the same jurisdiction and a right to set off tax assets against tax liabilities exists. The resulting impact increases deferred tax liabilities by EUR 10.8 million. Deferred income tax impacts for non-financial assets were calculated based on an assumed blended tax rate of 20.4 percent and for assumed financial liabilities based on nominal tax rate of 20.0 percent representing the tax rate in Finland. The tax rates are based on preliminary assumptions related to the underlying jurisdictions that the income or expense will be recorded. The effective tax rate of the Combined Company could be significantly different depending on the post-acquisition activities, including cash needs, geographical mix of net income and tax planning strategies

(vii)
A preliminary adjustment of EUR 33.3 million has been recognised to assumed contingent liabilities related to legal proceedings. The adjustment reflects the fair value of the assumed contingencies taking into account a reasonable risk premium for such contingencies. The adjustment is based on preliminary information and the fair value for the assumed contingent liabilities at the Effective Date might differ when additional information is available. This adjustment will not have a continuing impact on the Combined Company’s results once the contingencies have been resolved or settled.

(viii)
YIT assumes Lemminkäinen’s hybrid bond of EUR 34.8 million in the Merger which Lemminkäinen has classified as equity at consolidation. The bybrid bond has been reclassified from equity to current borrowings since,from the acquirer’s perspective, the bybrid bond is not an acquired asset but is considered as an assumed liability. Further, it has been fair valued at the make whole price of EUR 37.7 million for the Unaudited Pro Forma Financial Information purposes, as defined in the terms and conditions of the hybrid bond, representing the settlement price for the bond as at June 30, 2017.

A fair value adjustment of EUR 7.5 million has been recognized for the Lemminkäinen’s Bond included in Lemminkäinen’s interest-bearing liabilities. The carrying value of the Notes amounts to EUR 107.3 million after the adjustment representing the ask price of the Lemminkäinen’s Bond as at June 30, 2017.

(ix)
This adjustment consist of elimination of transactions between YIT and Lemminkäinen, elimination of capitalised expenses related to Lemminkäinen’s financing arrangements expiring in the Merger and liabilities related to employee benefits that are contingent on the Merger.

Adjustment includes the elimination of Trade and other receivables and Trade and other payables balances between YIT and Lemminkäinen amounting to EUR 0.3 million as at June 30, 2017. The Revenue of EUR 2.3 million and corresponding the Materials and supplies have been eliminated from the unaudited pro forma combined statement of income for the six months ended June 30, 2017 and, respectively, EUR 11.0 million from the unaudited pro forma combined statement of income for the year ended December 31, 2016.

The capitalised transaction costs of EUR 1.0 million related to Lemminkäinen’s current revolving credit facility  has been eliminated from the Trade and other receivables on the unaudited pro forma combined statement of financial position as at June 30, 2017.as this current revolving credit facility is intended to be terminated on the Effective Date.

Employee benefit liabilities related adjustments to trade and other payables on the unaudited pro forma combined statement of financial position as at June 30, 2017 amount to EUR 3.5 million, which relate to Merger related bonuses and to the settlement of a portion of the Lemminkäinen long-term incentive plan’s 2016 earnings period, reflecting the aggregate amount of assumed liabilities at the acquisition date.

Following the completion of the Merger, the unsettled share-based rewards earned under Lemminkäinen’s long-term incentive plan for earning periods 2016 and 2017 shall be settled in YIT’s shares as set out in the Merger Plan and otherwise in accordance with the terms of the long-term incentive plan. The long-term incentive plan for earning periods 2016 and 2017 will have ongoing service and performance obligations subsequent to the Merger. The reward is assumed to amount to 430 thousand YIT’s shares and the fair value of the reward has been calculated using the July 31, 2017 closing price of EUR 7.175 of the YIT share on Nasdaq Helsinki. The portion of the fair value reflecting post-combination services will be recorded as personnel expenses over the remaining vesting period of the awards. Accordingly, an incremental expense of EUR 5.0 thousand has been recorded to the unaudited pro forma combined statement of income as personnel expenses for the year ended December 31, 2016 and a reduction of personnel expenses of EUR 0.3 million for the six months ended June 30, 2017.

The following tables set forth the impact of the acquisition and the preliminary purchase price allocation that has been reflected to the unaudited pro forma combined statement of income for the six months ended June 30, 2017 and for the year ended December 31, 2016:

	For the six months ended June 30, 2017
(EUR in millions)	Additional depreciation of tangible assets	Additional amortisation of intangible assets	Inventory fair value adjustment	Elimination of transaction between YIT and Lemminkäinen	Long-term incentives	Total
Revenue	-	-	-	-2.3	-	-2.3
Materials and supplies	-	-	-7.3	2.3	-	-5.0
Personnel expenses	-	-	-	-	0.3	0.3
Depreciation, amortisation and impairment	-0.8	-5.3	-	-	-	-6.0
Operating profit	-0.8	-5.3	-7.3	-	0.3	-13.1
Result before taxes	-0.8	-5.3	-7.3	-	0.3	-13.1
Income taxes	0.2	1.1	1.5	-	-0.1	2.7
Result for the period	-0.6	-4.2	-5.8	-	0.2	-10.4

	For the year ended December 31, 2016
(EUR in millions)	Additional depreciation of tangible assets	Additional amortisation of intangible assets	Inventory fair value adjustment	Elimination of transactions between YIT and Lemminkäinen	Long-term incentives	Total
Revenue	-	-	-	-11.0	-	-11.0
Materials and supplies	-	-	-14.7	11.0	-	-3.6
Personnel expenses	-	-	-	-	-0.0	-0.0
Depreciation, amortisation and impairment	-1.6	-10.5	-	-	-	-12.1
Operating profit	-1.6	-10.5	-14.7	-	-0.0	-26.8
Result before taxes	-1.6	-10.5	-14.7	-	-0.0	-26.8
Income taxes	0.3	2.1	3.0	-	0.0	5.5
Result for the period	-1.2	-8.4	-11.7	-	-0.0	-21.3

2 b) Transaction costs

The total costs of EUR 15.0 million expected to be incurred by YIT and Lemminkäinen in connection with the Merger primarily comprise financial, legal and advisory costs as well as costs related to the bond consent solicitation processes. The estimated transaction costs of EUR 12.0 million has been recorded in other operating expenses in the unaudited pro forma combined statement of income for the year ended December 31, 2016. The total amount of transaction costs already incurred of EUR 2.9 million have been recorded in YIT’s and Lemminkäinen’s consolidated statements of income for the six months ended June 30, 2017, and have been eliminated from Other operating expenses for that period. This adjustment is not expected to have a continuing impact on the Combined Company’s results or financial position.

The estimated costs for issuance of the Merger Consideration Shares amount to EUR 1.1 million (net of taxes) and have been deducted from equity in the unaudited pro forma combined statement of financial position as at June 30, 2017. The tax effect for the adjustment of EUR 0.3 million is included in the deferred tax assets in the unaudited pro forma combined statement of financial position.

In the unaudited pro forma combined statement of financial position, the unpaid portion of the transaction costs that are not recorded as accounts payable as at June 30, 2017 amounting to EUR 10.4 million has been deducted from cash and cash equivalents.

Further, the total transaction costs includes the estimated costs for the consent fees of EUR 1.7 million for the YIT’s and Lemminkäinen’s Bonds recognised in the Financial income and expenses in the unaudited pro forma combined statement of income for the year ended December 31, 2016. This adjustment will not have a continuing impact on the Combined Company’s results.

2 c) New Financing Agreements

YIT has received a financing commitment for the Merger from Nordea and Danske Bank. The New Financing Agreements will consist of a EUR 240 million bridge financing agreement and a EUR 300 million revolving credit facility, which will become available to the Combined Company as of the Effective Date. In accordance with these financing commitments, YIT and the banks signed on August 24, 2017 a bridge financing agreement and a revolving credit facility agreement. In the bridge financing agreement, Nordea and Danske Bank will act as lead arrangers and arrangers, and Danske Bank as agent. In the revolving credit facility Nordea, Danske Bank, OP Corporate Bank, Handelsbanken, SEB, Swedbank will act as lead arrangers and arrangers and LähiTapiola as arranger and Danske Bank as agent. The purpose of the bridge financing is to act as back-up facility to refinance certain existing debts of YIT and Lemminkäinen, if so required, and finance the redemption of the shares of Lemminkäinen shareholders who oppose the Merger. Accordingly, the Unaudited Pro Forma Financial Information reflects the effect of the facility and commitment fees related to this financing commitments that the Combined Company will incur during the periods presented.

For pro forma purposes, the financial expenses have been adjusted by EUR 1.5 million for the six months ended June 30, 2017 and EUR 2.8 million for the year ended December 31, 2016 to reflect the amortisation of the fair value adjustments recorded on Lemminkäinen’s Bond and hybrid bond to the respective periods. The adjustment to financial expenses includes the interest expense of the hybrid bond that has been transferred from equity to financial expenses after taking into consideration the fair value adjustment, and the impact is EUR -0.4 million to the unaudited pro forma combined income statement for the six months ended June 30, 2017 and EUR -0.9 million for the year ended December 31, 2016. As a result, the pro forma combined income statements reflect the effective interest cost on the assumed liabilities calculated on their acquisition date fair values over the estimated life of the borrowings. The effective interest rates used for pro forma purposes vary from 2.3 percent to 3.5 percent depending on the underlying loan.

The following table sets forth the impact of the Merger including the New Financing Agreements to financial costs in the unaudited pro forma combined statement of income for the six months ended June 30, 2017:

(EUR in millions)	Transaction costs related to bridge financing agreement	Transaction costs related to revolving credit facility	Interest adjustments of Lemminkäinen’s Bond and hybrid bond	Costs related to the bonds’ consent solicitation processes	Total adjustment

Financial income and expenses, total	-	0.6	1.5	-	2.1

The following table sets forth the impact of the Merger including the New Financing Agreements to financial costs in the unaudited pro forma combined statement of income for the year ended December 31, 2016:

(EUR in millions)	Transaction costs related to bridge financing agreement	Transaction costs related to revolving credit facility	Interest adjustments of Lemminkäinen’s Bond and hybrid bond	Costs related to the bonds’ consent solicitation processes	Total adjustment

Financial income and expenses, total	-1.0	2.8	2.8	-1.7	2.9

Transaction costs related to revolving credit facility and the interest adjustments of Lemminkäinen’s Bond and hybrid bond have a continuing impact on the Combined Company’s financial expenses.

Additional pro forma information

Earnings per share

Pro forma basic earnings per share is calculated by dividing the pro forma net result attributable to equity holders of the parent by the pro forma weighted average number of shares outstanding as adjusted for the Merger.

Pro forma diluted earnings per share is calculated by adding the historical dilution effect to the calculated pro forma weighted average number of shares. The Merger is assumed to have dilution effect regarding Lemminkäinen’s long-term incentive program.

The following table sets forth the pro forma earnings per share attributable to parent company’s shareholders for the periods indicated:

	For the six months ended June 30, 2017	For the year ended December 31, 2016
Pro forma result attributable to parent company’s shareholders, EUR million	-12.6	2.4
Weighted average number of shares outstanding – historical	125,642,920	125,577,058
Merger Consideration Shares to be issued to Lemminkäinen’s shareholders	83,876,431	83,876,431
Pro forma weighted average number of shares outstanding – basic	209,519,351	209,453,489
Dilution effect – historical	1,905,680	1,788,750
Dilution effect from the Lemminkäinen’s long-term incentive program	478,179	478,179
Pro forma weighted average number of shares outstanding – diluted	211,903,210	211,720,418
Pro forma earnings per share attributable to parent company’s shareholders – basic, EUR	-0.06	0.01
Pro forma earnings per share attributable to parent company’s shareholders – diluted, EUR	-0.06	0.01

Pro forma adjusted operating profit and pro forma adjusted operating profit excluding PPA

The following tables set forth a reconciliation of the Combined Company’s pro forma adjusted operating profit and pro forma adjusted operating profit excluding PPA to pro forma reported operating profit for the six months ended June 30, 2017 and for the year ended December 31, 2016:

	For the six months ended June 30, 2017
(EUR in millions)	YIT historical	Lemminkäinen reclassified (Note 1)	Merger (Note 2)	Combined Company pro forma

Operating profit (IFRS)	25.8	-17.4	-10.2	-1.8
Items affecting comparability reported historically(1)	1.1	5.1	-	6.2
Transaction costs incurred(2)	-	-	-2.9	-2.9
Adjusted operating profit(2)(3)	26.9	-12.3	-13.1	1.6
Estimated inventory fair value adjustment(4)	-	-	7.3	7.3
Estimated depreciation and amortisation expenses from fair value adjustments(4)	-	-	6.0	6.0
Adjusted operating profit excluding PPA(4)	26.9	-12.3	0.3	14.9

	For the year ended December 31, 2016
(EUR in millions)	YIT historical	Lemminkäinen reclassified (Note 1)	Merger (Note 2)	Combined Company pro forma

Operating profit (IFRS)	17.7	66.3	-38.7	45.3
Items affecting comparability reported historically(1)	27.0	-22.5	-	4.5
Estimated transaction costs(2)	-	-	12.0	12.0
Adjusted operating profit(2)(3)	44.7	43.8	-26.8	61.7
Estimated inventory fair value adjustment(4)	-	-	14.7	14.7
Estimated depreciation and amortisation expenses from fair value adjustments(4)	-	-	12.1	12.1
Adjusted operating profit excluding PPA(4)	44.7	43.8	-0.0	88.4

(1)	Represents items affecting comparability historically reported by YIT and Lemminkäinen based on YIT’s definitions of the items affecting comparability and which are set forth in the following table:

(EUR in millions)	For the six months ended June 30, 2017	For the year ended December 31, 2016
YIT’s items affecting comparability
Impairment of land plots	-	18.0
Project expense provision related to plots in Moscow area	-	6.6
Impairment of goodwill	-	2.4
Transaction costs related to planned Merger	1.1	-
Total items affecting comparability	1.1	27.0

Lemminkäinen’s items affecting comparability
Transaction costs related to planned Merger	1.8	-
Compensation related to the Helsinki Court of Appeal’s decision regarding breach of the Finnish environmental protection law	3.4	-
Reimbursements related to the Helsinki Court of Appeal’s decisions regarding the asphalt cartel	-	-19.4
Lowered provisions related to the Helsinki Court of Appeal’s decisions regarding the asphalt cartel	-	-8.0
Write-downs related to non-core businesses	-	4.9
Total items affecting comparability	5.1	-22.5

(2)
Pro forma adjusted operating profit excludes pro forma adjustments that do not have a continuing impact on the Combined Company’s results and which are deemed to be material items outside ordinary course of business comprising transaction costs related to the Merger.

(3)
YIT defines adjusted operating profit as operating profit excluding material items outside ordinary course of business (for more detailed description see “Presentation of Financial Information – Alternative Performance Measures”).

(4)
Adjusted operating profit excluding PPA excludes, in addition to the items excluded in adjusted operating profit, cost impacts of the fair value adjustments relating to purchase price allocation, such as fair value adjustments on acquired inventory, depreciation of fair value adjustments on acquired property, plant and equipment and amortisation of fair value adjustments on acquired intangible assets, which are deemed to be material pro forma adjustments. The business combination accounting under the provisions of IFRS 3 is referred to as purchase price allocation (“PPA”).

Pro forma interest bearing net debt, equity ratio and gearing

The following tables set forth the pro forma net debt, equity ratio and gearing of the Combined Company as at June 30, 2017, including all the pro forma adjustments impacting the net borrowings and the total equity of the Combined Company:

		Pro forma net debt as at June 30, 2017
(EUR in millions, unless otherwise indicated)	YIT historical	Lemminkäinen historical	Merger (Note 2)	Combined Company pro forma
Assets
Interest-bearing receivables	39.9	-	-	39.9
Cash and cash equivalents	35.3	56.2	-14.5	77.1
Liabilities
Non-current borrowings	268.5	119.2	7.5	395.2
Current borrowings	380.0	93.8	37.7	511.5
Interest bearing net debt at the end of the period	573.3	156.8	59.7	789.7

		Pro forma equity ratio as at June 30, 2017
(EUR in millions, unless otherwise indicated)	YIT historical	Lemminkäinen historical	Merger (Note 2)	Combined Company pro forma
Total equity	533.4	294.3	294.9	1,122.6
Advances received	476.5	170.0	-	646.4
Total assets	2,214.5	1,018.0	387.5	3,620.0
Equity ratio at the end of the period, %	30.7%	34.7%		37.8%

		Pro forma gearing as at June 30, 2017
(EUR in millions)	YIT historical	Lemminkäinen historical	Merger (Note 2)	Combined Company pro forma
Interest bearing debt	648.5	213.0	45.2	906.7
Cash and cash equivalents	35.3	56.2	-14.5	77.1
Total equity	533.4	294.3	294.9	1,122.6
Gearing at the end of the period, %	115.0%	53.3%		73.9%

ANNEX 2

Additional details on financing of the combined company

YIT has received a financing commitment for the Merger from Nordea and Danske Bank. The new financing to be arranged in connection with the Merger will consist of a EUR 240 million bridge financing agreement and a EUR 300 million revolving credit facility (“New Financing Agreements”), which will become available to the Combined Company as of the Effective Date. In accordance with these financing commitments, YIT and the banks signed on August 24, 2017 a bridge financing agreement and a revolving credit facility agreement. In the bridge financing agreement, Nordea and Danske Bank will act as lead arrangers and arrangers, and Danske Bank as agent. In the revolving credit facility Nordea, Danske Bank, OP Corporate Bank, Handelsbanken, SEB and Swedbank will act as lead arrangers and arrangers and LähiTapiola as arranger and Danske Bank as agent.  In addition, YIT and Lemminkäinen intend to agree to amendments to the terms and conditions of certain existing debts and to arrange the appropriate waivers for the terms.

In accordance with the bridge financing agreement, the Combined Company will be granted a loan of EUR 240 million that will become available to the Combined Company on the condition that the Merger has been executed and certain other conventional preconditions have been fulfilled. As a precaution arrangement, the purpose of the bridge financing is, if needed, to (directly or indirectly) refinance certain existing debts of YIT and Lemminkäinen and finance the redemption of the shares of Lemminkäinen shareholders who oppose the Merger. Lemminkäinen’s EUR 35.2 million hybrid bond, as well as certain bilateral bank loans and other bank financing instruments can be refinanced with the bridge loans, if needed. The bridge financing will mature for repayment after 12 months of the signing of the agreement, although it includes an option for a six-month extension. Provided that certain usual preconditions are met, the bridge financing will become available as of the Effective Date and must be drawn down by April 30, 2018 or, if later, within three months of the Effective Date. If the Merger has not been executed by March 31, 2018, the bridge financing will be cancelled immediately and in full. The interest rate paid on the loans drawn down under the bridge financing agreement consists of the sum of the applicable margin and the Euribor rate.

The new revolving credit facility will become available on the condition that the Merger has been executed and certain other conventional preconditions have been fulfilled. The new revolving credit facility can be used for refinancing YIT’s existing revolving credit facility and meeting the general financing needs of the Combined Company’s group. The new revolving credit facility replaces YIT’s and Lemminkäinen’s existing revolving credit facilities of EUR 200 million. The revolving credit facility will mature for repayment after 3 years of the signing of the agreement, although it includes an option for a one-year extension. The interest rate paid on the loans drawn down under the revolving credit facility agreement consists of the sum of the applicable margin and the Euribor rate. The margin charged on the revolving credit facility will be determined on the basis of the company’s indebtedness (the ratio of net debt to EBITDA). If the Merger has not been executed by March 31, 2018, the financing under the revolving credit facility will be cancelled immediately and in full.

The bridge financing agreement and the revolving credit facility agreement include the usual terms and conditions concerning early repayment and cancellation. The bridge financing agreement also includes the requirement that the Combined Company must use all funds obtained from long-term bank loans or issues on the capital markets (excluding commercial papers) for the early repayment of the bridge loan. The bridge financing agreement and the revolving credit facility agreement include the usual financial covenants, business covenants, insurances and acceleration clauses (with certain exceptions and conditions). The loans drawn down under the bridge financing agreement and the revolving credit facility agreement are unsecured and non-guaranteed.

Certain other financing arrangements

In June 2017, YIT initiated a consent solicitation process concerning its outstanding EUR 100,000,000 and EUR 50,000,000 fixed-rate senior unsecured bonds maturing in 2020 and 2021 (“YIT’s Bonds”) in order to obtain the consent of the holders of YIT’s Bonds for the Merger as well as an exemption concerning a potential breach of the commitments and obligations based on the Bonds as a result of the Merger. In connection with the consent solicitation process, the holders of the Bonds have also been requested to confirm that they have waived their right to oppose the Merger pursuant to Chapter 16, section 6 of the Finnish Companies Act. All holders of YIT’s Bonds provided the solicited consents and exemptions that came into effect in July 2017. The decision became final and binding on the holders of the YIT’s Bonds if it was approved by holders of the YIT’s Bonds who represented at least 50 per cent of the adjusted nominal capital of the units held by the holders of the YIT’s Bonds who participated in the decision-making process. The holders of the Bonds who voted in favour of the proposal were entitled to a total fee of 0.10 per cent of the Bonds’ nominal capital. YIT has paid a total of EUR 150,000 in fees to the holders of the YIT’s Bonds.

In August 2017, Lemminkäinen initiated a consent solicitation process concerning its outstanding EUR 100,000,000 fixed-rate unsecured bond maturing in 2019 (“Lemminkäinen’s Bond”) in order to obtain the consent of the holders of Lemminkäinen’s Bond for the Merger and for the change of the issuer of Lemminkäinen’s Bond, a waiver concerning a potential breach of the commitments and obligations of the terms and conditions of Lemminkäinen’s Bond as a result of the Merger, as well as decisions to amend the terms and conditions of Lemminkäinen’s Bond to take into account for the size and structure of the Combined Company following the completion of the Merger. In connection with the consent solicitation process, the holders of Lemminkäinen’s Bond were also requested to waive their right to oppose the Merger pursuant to Chapter 16, Section 6 of the Finnish Companies Act. Those holders of Lemminkäinen’s Bond who voted on the proposal (either for or against) are entitled to a fee amounting to either 0.1 or 0.6 per cent of the principal amout of Lemminkäinen’s Bond held and voted for by each holder. The higher fee will be paid to those holders of Lemminkäinen’s Bond who delivered a voting instruction in favour of the proposal by the earlier deadline set in the consent solicitation memorandum (in both cases, the payment of the fee is contingent on the approval and entry into force of the proposal and the execution of the Merger). The maximum amount of fees to be paid is thus EUR 600,000 provided that all aforementioned preconditions for payments of the fee are met. A meeting of the holders of Lemminkäinen’s Bond was held on August 18, 2017 in which the holders of Lemminkäinen’s Bond resolved to approve the proposal relating to granting consents and waivers and took decisions to amend the terms and conditions of the Notes. In order for the decisions to pass at the meeting of the holders of Lemminkäinen’s Bond the proposals were to be approved by bondholders who represented at least 75 per cent of the adjusted nominal amount of Lemminkäinen’s Bond represented at the meeting. As the holders of Lemminkäinen’s Bond provided the solicited consents and waivers and agreed to the requested changes, Lemminkäinen’s Bond remains valid and will be transferred to the Combined Company’s liabilities on the Effective Date. The consents and waivers became effective immediately upon approval and the amendments will become effective on the Effective Date.